The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2019

Pricing Supplement No. 2019—USNCH3305 to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated December----, 2019

Citigroup Global Markets Holdings Inc. $---- Capped Buffer In-GEARS

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index Due On or About July 26, 2024

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped Buffer In-GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the least performing of the S&P 500® Index and the Russell 2000® Index (each, an “underlying”). The performance of each underlying (its “underlying return”) will be measured as the percentage change from its initial underlying level to its final underlying level. The initial underlying level of each underlying will be the arithmetic average of its closing levels on each trading day during the 3-month initial valuation period, and the final underlying level of each underlying will be the arithmetic average of its closing levels on each trading day during the 3-month final valuation period.

•	If the underlying return of the least performing underlying is greater than or equal to 38.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the maximum gain of 69.00%.
•	If the underlying return of the least performing underlying is greater than or equal to -2.00% and less than 38.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the sum of (i) (a) the difference between the underlying return of the least performing underlying and -2.00% multiplied by (b) the upside gearing of 1.617 and (ii) 4.32%.
•	If the underlying return of the least performing underlying is greater than or equal to -12.00% and less than -2.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to (i) the difference between the underlying return of the least performing underlying and -12.00% multiplied by (ii) 0.432.
•	If, however, the underlying return of the least performing underlying is less than -12.00%, the issuer will pay you less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is equal to the percentage decline in the level of the least performing underlying in excess of the 12.00% buffer.

Investing in the securities involves significant risks. You will not receive coupon payments during the term of the securities. You may lose up to 88.00% of the stated principal amount of the securities. The stated payout on the securities is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlying. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on any stocks included in the underlyings. Downside exposure to the least performing underlying is buffered only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features
❑	Enhanced Growth Potential Subject to Maximum Gain—If the underlying return of the least performing underlying is greater than -12.00%, the issuer will repay the stated principal amount of the securities at maturity and pay a return based on the excess of the underlying return of the least performing underlying over -12.00%. If the underlying return of the least performing underlying is negative, investors may be exposed to the decline in the underlying at maturity, subject to the buffer.

❑	Buffered Downside Exposure—If the underlying return of the least performing underlying is less than -12.00%, the issuer will pay you less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the least performing underlying in excess of the buffer. You may lose up to 88.00% of the stated principal amount per security. Downside exposure to the least performing underlying is buffered only if you hold the securities to maturity. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Key Dates[1]
Initial valuation period	December 3, 2019 through March 4, 2020 (inclusive)
Trade date	December 5, 2019
Settlement date[2]	December 10, 2019
Final valuation period	April 24, 2024 through the final valuation date (inclusive)
Final valuation date[3]	July 23, 2024
Maturity date	July 26, 2024
[1]	Expected

[2]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.

[3]	See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 88.00% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped Buffer In-GEARS Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index. Any return at maturity will be determined by the performance of the least performing underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below.

Underlyings	Upside Gearing	Maximum Gain	Buffer	CUSIP / ISIN
S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)	1.617	69.00%	12.00%	17327U855 / US17327U8559

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.075	$9.925
Total	$	$	$
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the trade date will be at least $9.490 per security, which will be less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.075 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.925 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities for $9.925 per security. UBS will receive an underwriting discount of $0.075 per security for each security it sells in this offering. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of the securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the securities. References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped Buffer In-GEARS Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The S&P 500® Index” beginning on page PS-12 of this pricing supplement, “The Russell 2000® Index“ beginning on page PS-13 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement, “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-111 of the accompanying underlying supplement and “Equity Index Descriptions—The Russell Indices” beginning on page US-90 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 88.00% of the stated principal amount.

♦   You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦   You are willing to accept the individual market risk of each underlying, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other underlying.

♦   You can tolerate a loss of a substantial portion of your initial investment and are willing to make an investment that has similar downside market risk as an investment in the least performing underlying or in the stocks included in the least performing underlying, subject to the buffer at maturity.

♦   You believe that the underlying return of each underlying will be greater than -12.00% and are willing to give up any appreciation in excess of the maximum gain.

♦   You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦   You understand and are willing to accept that the initial underlying level and final underlying level of each underlying will be determined based on the closing level of each underlying on each trading day during the initial valuation period and final valuation period, respectively.

♦  You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦   You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the securities.

♦   You understand and accept the risks associated with the underlyings.

♦   You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦   You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 88.00% of the stated principal amount.

♦  You are unwilling to accept that your return will be based on the performance of the least performing underlying, or you seek an investment based on the performance of a basket composed of the underlyings.

♦   You are unwilling to accept the individual market risk of each underlying, and you cannot tolerate that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other underlying.

♦   You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦   You cannot tolerate the loss of a substantial portion of your initial investment, or you are not willing to make an investment that has similar downside market risk as an investment in the least performing underlying or in the stocks included in the least performing underlying, subject to the buffer at maturity.

♦   You believe that the underlying return of either underlying is likely to be less than -12.00%, or you believe the least performing underlying will appreciate over the term of the securities by more than the maximum gain.

♦   You seek an investment that participates in the full appreciation in the level of the least performing underlying or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦   You do not understand or are unwilling to accept that the initial underlying level and final underlying level of each underlying will be determined based on the closing level of each underlying on each trading day during the initial valuation period and final valuation period, respectively.

♦   You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦   You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the securities.

♦   You do not understand or accept the risks associated with the underlyings.

♦   You are unwilling or unable to hold the securities to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 56 months
Trade date[1]	December 5, 2019
Settlement date[1]	December 10, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	July 23, 2024
Maturity date[1]	July 26, 2024
Underlyings	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Maximum gain	69.00%.
Upside gearing	1.617
Buffer	12.00%
Payment at maturity (per $10.00 stated principal amount of securities)

If the underlying return of the least performing underlying is greater than or equal to 38.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the maximum gain, calculated as follows:

$10.00 + ($10.00 × maximum gain)

If the underlying return of the least performing underlying is greater or equal to -2.00% and less than 38.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + {$10.00 × [(a) upside gearing × (the underlying return of the least performing underlying minus -2.00%) + (b) 4.32%]}

If the underlying return of the least performing underlying is greater or equal to -12.00% and less than -2.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + [$10.00 × 0.432 x (the underlying return of the least performing underlying minus -12.00%)]

If the underlying return of the least performing underlying is less than -12.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the least performing underlying in excess of the buffer, calculated as follows:

$10.00 × (1 + underlying return of the least performing underlying + buffer)

In this scenario, you will lose some, and possibly up to 88.00%, of the stated principal amount of your securities.

Underlying return	For each underlying: final underlying level – initial underlying level initial underlying level
Least performing underlying	The underlying with the lowest underlying return
Initial underlying level	For each underlying, the arithmetic average of its closing level on each trading day during the initial valuation period.

Final underlying level	For each underlying, the arithmetic average of its closing level on each trading day during the final valuation period.
Initial valuation period[1]	Each trading day from and including December 3, 2019 through and including March 4, 2020
Final valuation period[1]	Each trading day from and including April 24, 2024 through and including the final valuation date
Trading day	For any underlying, a scheduled trading day for that underlying on which a market disruption event has not occurred with respect to that underlying.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 88.00% OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date:	The terms of the securities, other than the initial underlying level of each underlying, are set.
Initial valuation period:	The closing level of each underlying is observed on each trading day during the initial valuation period and the initial underlying level of each underlying is determined.

Final valuation period:	The closing level of each underlying is observed on each trading day during the final valuation period and the final underlying level of each underlying is determined.

Maturity date:

If the underlying return of the least performing underlying is greater than or equal to 38.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the maximum gain, calculated as follows:

$10.00 + ($10.00 × maximum gain)

If the underlying return of the least performing underlying is greater or equal to -2.00% and less than 38.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$10.00 + {$10.00 × [(a) upside gearing × (the underlying return of the least performing underlying minus -2.00%) + (b) 4.32%]}

If the underlying return of the least performing underlying is greater or equal to -12.00% and less than -2.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment, calculated as follows:

$10.00 + [$10.00 × 0.432 × (the underlying return of the least performing underlying minus -12.00%)]

If the underlying return of the least performing underlying is less than -12.00%, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the least performing underlying in excess of the buffer, calculated as follows:

$10.00 × (1 + underlying return of the least performing underlying + buffer)

In this scenario, you will lose some, and possibly up to 88.00%, of the stated principal amount of your securities.

[1]	In the event that we make any changes to the expected trade date and settlement date, the initial valuation period, final valuation period, final valuation date and maturity date may be changed to ensure that the stated term of the securities remains the same.

[2]	Notwithstanding anything to the contrary under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement, the final valuation date will not be postponed under any circumstances.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose up to 88.00% of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the least performing underlying and will depend on whether, and the extent to which, the underlying return of the least performing underlying is positive or negative. If the underlying return of the least performing underlying is less than -12.00%, you will lose 1% of the stated principal amount of the securities for every 1% by which the decline from its initial underlying level to its final underlying level exceeds the 12.00% buffer. Accordingly, you may lose up to 88.00% of the stated principal amount of the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the least performing underlying. In addition, if the underlying return of the least performing underlying is greater than 38.00%, the maximum gain will reduce the effect of the upside gearing.

♦	Downside exposure to the least performing underlying is buffered only if you hold the securities to maturity — If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the least performing underlying has not declined by more than the buffer. You should be willing to hold your securities to maturity. The buffered downside exposure provided at maturity is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

♦	The securities are subject to the risks of both of the underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well — You are subject to risks associated with both of the underlyings. If either of the underlyings performs poorly, you will be negatively affected, even if the other underlying performs well. The securities are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying. Furthermore, the risk that you will lose a significant portion of your initial investment in the securities is greater if you invest in the securities as opposed to securities that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that the underlying return of at least one underlying will be less than -12.00% and therefore it is more likely that, at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlying — The return on the securities depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The securities may underperform a similar investment in both of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the least performing underlying is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The S&P 500® Index represents large capitalization stocks in the United States and the Russell 2000® Index represents small capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Investing in the securities is not equivalent to investing in either underlying or the stocks that constitute either underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute either of the underlyings. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the securities (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The initial underlying levels, final underlying levels and, consequently the payment at maturity, will be based on averaging over valuation periods — Because your payment at maturity is based on the initial underlying level and final underlying level of the least performing underlying, which are the arithmetic average of the closing levels of that underlying on each trading day during the initial valuation period and final valuation period, respectively, your return on the securities may be lower than the percentage change in the level of the least performing underlying from the trade date to the final valuation date, and could be negative even if the least performing underlying remained flat or appreciated over the term of the securities. Additionally, the secondary market value of the securities, if such a market exists, will be impacted by the closing level of each underlying on any previous trading day during the final valuation period, in that those levels will impact the amount payable at maturity.

♦	The initial underlying level of each underlying will not be determined until the end of the initial valuation period — Because the initial underlying level of each underlying will be the arithmetic average of its closing levels on each trading day during the initial valuation period, the initial underlying level will not be determined until the end of the initial valuation period. The initial valuation period is each trading day during the period specified herein. Accordingly, you will not know the initial underlying level of any underlying for a significant period of time after the trade date. In addition, if the closing level of any underlying increases on any day during the initial valuation period (relative to its closing level on the trade date), its initial underlying level may be higher than if it had been set on the trade date and may influence whether such underlying ultimately becomes the least performing underlying. Under these circumstances, the level above which the final underlying level of the least performing underlying must reach in order for you to receive a positive return on the securities will be higher than if the initial underlying level of each underlying were the closing level of that underlying on the trade date.

♦	The probability that the underlying return of the least performing underlying will be less than -12.00% will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the securities and have an underlying return of less than -12.00%. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that the underlying return of one or the other of the underlyings will be less than -12.00% and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of the, and correlation between, the underlyings change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the level and volatility of the underlyings, and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing and the buffer, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than the stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Our offering of the securities is not a recommendation of either underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the least performing underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlyings or in instruments related to the underlyings or the stocks that constitute the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the levels of the underlyings and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlyings to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We expect to hedge our exposure under the securities through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Adjustments to either underlying may affect the value of your securities — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or FTSE Russell, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either underlying or make other methodological changes that could affect the level of either underlying. S&P Dow Jones Indices LLC or FTSE Russell may discontinue or suspend calculation or publication of either underlying at any time without regard to your interests as holders of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The payoff diagram, table and examples below illustrate the payment at maturity for a $10.00 stated principal amount security with the following assumptions (amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 56 months

t	Hypothetical Initial Underlying Levels:

o	S&P 500® Index: 3,000.00

o	Russell 2000® Index: 1,600.000

t	Buffer: 12.00%

t	Maximum Gain: 69.00%

t	Upside Gearing: 1.617

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical underlying returns of the least performing underlying. Investors in the securities will not receive any dividends on the stocks that constitute the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either underlying or the stocks that constitute either underlying” above.

The following table illustrates the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the least performing underlying from -100.00% to +100.00%. The table and the examples that follow assume that the S&P 500® Index is the least performing underlying. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final underlying level of the least performing underlying. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity	Total Return on Securities at Maturity(1)
6,000.00	100.00%	$16.900	69.00%
5,700.00	90.00%	$16.900	69.00%
5,400.00	80.00%	$16.900	69.00%
5,100.00	70.00%	$16.900	69.00%
4,800.00	60.00%	$16.900	69.00%
4,500.00	50.00%	$16.900	69.00%
4,140.00	38.00%	$16.900	69.00%
3,900.00	30.00%	$15.606	56.06%
3,600.00	20.00%	$13.989	39.89%
3,300.00	10.00%	$12.372	23.72%
3,030.00	1.00%	$10.917	9.17%
3,000.00	0.00%	$10.755	7.55%
2,940.00	-2.00%	$10.432	4.32%
2,700.00	-10.00%	$10.086	0.86%
2,640.00	-12.00%	$10.000	0.00%
2,639.70	-12.01%	$9.999	-0.01%
2,400.00	-20.00%	$9.200	-8.00%
2,100.00	-30.00%	$8.200	-18.00%
1,800.00	-40.00%	$7.200	-28.00%
1,500.00	-50.00%	$6.200	-38.00%
1,200.00	-60.00%	$5.200	-48.00%
900.00	-70.00%	$4.200	-58.00%
600.00	-80.00%	$3.200	-68.00%
300.00	-90.00%	$2.200	-78.00%
0.00	-100.00%	$1.200	-88.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying level of the least performing underlying of 5,400.00 is greater than its initial underlying level of 3,000.00, resulting in an underlying return of the least performing underlying of 80.00%. Because the underlying return of the least performing underlying of 80.00% is greater than 38.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 69.00%, resulting in a payment at maturity of $16.90 per $10.00 stated principal amount of securities (a total return at maturity of 69.00%*), calculated as follows:

$10.00 + ($10.00 × maximum gain)
= $10.00 + ($10.00 × 69.00)
= $10.00 + $6.90
= $16.90

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the least performing underlying.

Example 2 — The final underlying level of the least performing underlying of 3,300.00 is greater than its initial underlying level of 3,000.00, resulting in an underlying return of the least performing underlying of 10.00%. Because the underlying return of the least performing underlying of 10.00% is greater than -2.00% and less than 38.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 23.72%, resulting in a payment at maturity of $12.372 per $10.00 stated principal amount of securities (a total return at maturity of 23.72%*), calculated as follows:

$10.00 + {$10.00 × [(a) upside gearing × (the underlying return of the least performing underlying minus -2.00%) + (b) 4.32%]}

= $10.00 + {$10.00 × [(a) 1.617 × (10.00% minus -2.00%) + (b) 4.32%]}

= $10.00 + {$10.00 × [(a) 1.617 × (12.00%) + (b) 4.32%]}

= $10.00 + {$10.00 × [19.404% + 4.32%]}

= $10.00 + {$10.00 × 23.724%}

= $10.00 + $2.372

= $12.372

Example 3 — The final underlying level of the least performing underlying of 2,700.00 is less than its initial underlying level of 3,000.00, resulting in an underlying return of the least performing underlying of -10.00%. Because the underlying return of the least performing underlying of -10.00% is greater than -12.00% and less than -2.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 0.86%, resulting in a payment at maturity of $10.086 per $10.00 stated principal amount of securities (a total return at maturity of 0.86%*), calculated as follows:

$10.00 + [$10.00 × 0.432 × (the underlying return of the least performing underlying minus -12.00%)]

= $10.00 + [$10.00 × 0.432 × (-10.00% minus -12.00%)]

= $10.00 + [$10.00 × 0.432 × 2.00%]

= $10.00 + [$10.00 × 0.864%]

= $10.00 + [$10.00 × 0.864%]

= $10.00 + $0.086

= $10.086

Example 4 — The final underlying level of the least performing underlying of 900.00 is less than its initial underlying level of 3,000.00, resulting in an underlying return of the least performing underlying of -70.00%. Because the underlying return of the least performing underlying is less than -12.00%, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1% of the stated principal amount for every 1% by which the decline exceeds the buffer. In this example, you would receive a payment at maturity of $4.20 per $10.00 stated principal amount of securities (a total return at maturity of -58.00%*), calculated as follows:

$10.00 × (1 + underlying return of the least performing underlying + buffer)

= $10.00 × (1 + –70.00% + 12.00%)

= $10.00 × (1 + –58.00%)

= $10.00 × 42.00%

= $4.20

If the underlying return of the least performing underlying is less than -12.00%, you will lose some, and possibly up to 88.00%, of the stated principal amount of your securities. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2009 to December 3, 2019. The closing level of the S&P 500® Index on December 3, 2019 was 3,093.20. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2009 to December 3, 2019. The closing level of the Russell 2000® Index on December 3, 2019 was 1,602.63. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through December 3, 2019, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2009 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2009 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the securities. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the securities.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlying. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the securities. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to experience a significant decline over the term of the securities. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or both of the underlyings might decline significantly over the term of the securities, as both of the underlyings may decrease in value together.

The terms of the securities are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the securities, the value of the securities may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the securities may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the securities is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the securities are set and the performance of the securities.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes, subject to the discussion below under “Final Averaging Dates.” By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement and the discussion below under “Final Averaging Dates,” the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Final Averaging Dates. Because the Payment at Maturity is determined by reference to the value of the underlying on the Final Valuation Dates, it is possible that the Payment at Maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the Final Valuation Date (an “Early Fixing Event”).  Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the securities, and the U.S. Holder’s tax consequences of holding the securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the securities. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying Product Supplement. Notwithstanding the foregoing, we believe that it is more likely than not that such treatment will not apply and that you will instead recognize any gain at maturity or an earlier disposition of the securities as described in the bullet points above. You should consult your tax adviser regarding the consequences of an Early Fixing Event.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.075 for any security sold in this offering. UBS, as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities sold in this offering for $9.925 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.075 for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 2.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

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